Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

MUTUAL TERMINATION AGREEMENT (this “Agreement”), dated as of June 3, 2025, by and among Rotech Healthcare Holdings Inc., a Delaware corporation (the “Company”), Owens & Minor, Inc., a Virginia corporation (“Parent”), and Hitchcock Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub, the Company and Shareholder Representatives Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Equityholders (the “Representative”), entered into that certain Agreement and Plan of Merger, dated as of July 22, 2024 (the “Merger Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

WHEREAS, Section 9.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Parent.

WHEREAS, the Boards of Directors of each of the Company and Parent have determined that it is in the best interests of their respective companies and their respective stockholders to terminate the Merger Agreement in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.

The parties hereto mutually agree to terminate the Merger Agreement, effective as of the execution of this Agreement and receipt by the Company (or its applicable designee) of the Termination Fee (as defined below) (such time, the “Termination Time”), such agreement constituting the requisite mutual agreement and written consent required to terminate the Merger Agreement pursuant to Section 9.1(a) of the Merger Agreement and otherwise as may be required pursuant to applicable Law. Parent and the Company each agree that, at the Termination Time, the Merger Agreement is hereby and forthwith void and of no further force and effect, in each case, other than the provisions of the Merger Agreement that survive the termination thereof pursuant to Section 9.2 of the Merger Agreement, which shall survive in accordance with such section, subject to the releases contained herein.

2.

The press release of Parent announcing the termination of the Merger Agreement pursuant to this Agreement is set forth on Annex A. Parent shall issue such press release following the Termination Time. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. Parent shall comply with the terms and provisions of the Confidentiality Agreement, including with respect to returning or destroying all Confidential Information.

3.

Each of Parent and the Company hereby represents and warrants that (a) such party has all requisite corporate power and authority to execute, deliver and perform this Agreement, (b) the execution and delivery of this Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of such party, (c) no other corporate proceedings on the part of such party are necessary to authorize this Agreement, the termination of the Merger Agreement or to consummate the other transactions contemplated hereby and (d) this Agreement has been duly and validly executed and delivered by such party (assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto) and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

4.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Waiver of any term or condition of this Agreement by any party hereto shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

5.

As liquidated damages as contemplated by Section 9.3 of the Merger Agreement and as consideration for the Company agreeing to terminate the Merger Agreement at the Termination Time and the Company agreeing to waive any other rights or remedies it may have under the Merger Agreement as set forth in Section 6 of this Agreement, Parent shall pay, or cause to be paid, to the Company as promptly as practicable following the execution of this Agreement (and in any event within two (2) Business Days following the date hereof), a payment in the amount of eighty million dollars ($80,000,000) (the “Termination Fee”) in cash by wire transfer of immediately available funds to one or more accounts designated in writing by the Company.

6.

The parties hereto agree that, from and after the Termination Time, other than payment of the Termination Fee and claims in connection with this Agreement, none of Parent, Merger Sub, any other Subsidiary of Parent or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Agents shall have any further liability whatsoever with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to the Company, any Subsidiary of the Company or any of their respective Affiliates or Agents and payment of the Termination Fee (subject to the final sentence of this Section 6) by Parent shall be the Company’s and its Affiliates’ sole and exclusive remedy for any Action, losses, liabilities, damages, judgments, inquiries, fines, fees, costs and expenses suffered or incurred by the Company, the Subsidiaries of the Company or any other Person in connection with the Merger Agreement, the transactions contemplated by the Merger Agreement (and the termination thereof) or any matter forming the basis for such termination, and the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against Parent or Merger Sub under the Merger Agreement and the transactions contemplated by the Merger Agreement; provided that the Confidentiality Agreement and that certain Clean Team Agreement, dated May 13, 2024 (the “Clean Team Agreement”), between the Company and Parent, shall survive termination of the Merger Agreement in accordance with their terms as and to the extent provided therein and in Section 2 of this Agreement. If Parent fails to promptly pay the Termination Fee pursuant to this Agreement and the Company commences an Action that results in a final, nonappealable judgment against Parent for the payment of the Termination Fee, Parent shall pay, or cause to be paid, to the Company interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Company or its designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with such Action.

7.

The parties hereto agree that, from and after the Termination Time, other than claims in connection with this Agreement, none of the Company, any other Subsidiary of the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Agents shall have any liability whatsoever with respect to the Merger Agreement, the transactions contemplated by the Merger Agreement (and the termination thereof) or any matter forming the basis for such termination to Parent, any Subsidiary of Parent or any of its respective Affiliates or Agents, and none of Parent or Merger Sub shall have, and expressly waive and relinquish, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against the Company under the Merger Agreement and the transactions contemplated by the Merger Agreement; provided that the Confidentiality Agreement and the Clean Team Agreement shall survive termination of the Merger Agreement in accordance with their terms as and to the extent provided therein and in Section 2 of this Agreement.

8.

The parties hereto acknowledge that, at the Termination Time, the Restrictive Covenant Agreement, dated as of July 22, 2024, by and between the Company, Parent, Merger Sub and the Stockholders of the Company party thereto shall, without further action, terminate and be of no further force and effect.

9.

Parent and the Company have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Parent and the Company, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section or an Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Each party hereto shall pay its own expenses incident to this Agreement.

10.

Neither this Agreement nor any of the rights, obligations or liabilities hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be void. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights, remedies or claims hereunder, including the right to rely upon the representations and warranties set forth herein.

11.

Sections 10.5, 10.7, 10.12, 10.15, 10.16, 10.17, 10.19, 10.22 and 10.24 of the Merger Agreement are hereby incorporated into this Agreement by reference, and shall apply hereto as though set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY:

ROTECH HEALTHCARE HOLDINGS INC.

By:	/s/ Robin L. Menchen
Name:	Robin L. Menchen
Title:	President and Chief Executive Officer

PARENT:

OWENS & MINOR, INC.

By:	/s/ Edward Pesicka
Name:	Edward Pesicka
Title:	Chief Executive Officer

MERGER SUB:

HITCHCOCK MERGER SUB INC.

By:	/s/ Heath Galloway
Name:	Heath Galloway
Title:	General Counsel and Vice President

Annex A

Press Release

Attached.